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                                  EXHIBIT 8(B)

                               AMENDMENT NO. 1 TO
                       ADMINISTRATIVE SERVICES AGREEMENT


          Amendment No. 1, dated as of November 20, 1998, to Administrative Services Agreement dated as of June 26, 1968, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (hereinafter referred to as "Prudential") and PRUDENTIAL'S GIBRALTAR FUND, INC. (hereinafter referred to as the "Fund").

          WHEREAS, Prudential and the Fund wish to clarify certain terms of the Agreement;

          NOW, THEREFORE, Prudential and the Fund hereby agree as follows:

     1. The expenses and fees to be paid or reimbursed by Prudential pursuant to
        Section 2 of the Agreement shall not include premiums paid in respect of a joint fidelity bond, Directors and Officers/Errors and Omissions coverage or any type of insurance that the Fund's Board of Directors shall deem appropriate.

     2. The expenses and fees to be borne by the Fund pursuant to Section 2 of the Agreement shall include premiums paid in respect of a joint fidelity bond, Directors and Officers/Errors and Omissions coverage or any other type of insurance that the Fund's Board of Directors shall deem appropriate.



     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first written above.


THE PRUDENTIAL INSURANCE        PRUDENTIAL'S GIBRALTAR
COMPANY OF AMERICA              FUND, INC.


/s/ ROBERT A. GUNIA             /s/ MENDEL A. MELZER
 ------------------             --------------------
By: Robert F. Gunia             By: Mendel A. Melzer, CFA
Title: Vice-President           Title: Director & Chairman of the Board

                                     C-19